Exhibit 10.22

Execution Version

GLOBAL INDEMNITY GROUP, LLC

&

Joseph W. Brown

CHIEF EXECUTIVE OFFICER AGREEMENT

Effective as of January 1, 2024

This agreement of employment (this “Agreement”) among Global Indemnity Group, LLC (“GIG”), (including all of GIG’s direct and indirect subsidiaries, the “Company”) and Joseph W. Brown (“Executive”) entered into on January 18, 2024 and effective as of the date written above (the “Effective Date”).

Position, Responsibilities, & Reporting: Executive shall serve as the chief executive officer (“CEO”) of GIG with responsibility for the entirety of the Company’s insurance operations and businesses, excluding the management of the Company’s cash and investments, for which the Investment Committee of GIG’s board of directors (the “Board”) is primarily responsible. Executive also agrees to serve as a member of the Board while he is employed as CEO (it being understood that, at any time after Executive ceases being CEO, Executive will resign from the Board and all positions at the Company and its affiliates promptly following a written request to do so from the Board). Executive shall be a full-time employee reporting to the Board through the Company’s board chairman (the “Chairman”). Executive shall not be compensated for his service on the Board and is ineligible for any Non-Employee Director Compensation plan that may be in effect from time to time.

Term of Office: Commencing at 12:01 AM on the Effective Date. This Agreement shall continue in one-year intervals, expiring at 11:59 PM on December 31, 2028 (the “Term”).

Annual Base Salary: $1,000,000 minimum, subject to annual review and adjustment, if any, each January by the Nomination, Compensation & Governance Committee (“NCG Committee”) of the Board.

Bonus Amount: $2,000,000 minimum. Any amounts greater than $2,000,000 subject to review and approval by the NCG Committee. Payment of the Bonus Award shall be satisfied as follows: 100% Immediate Cash by March 15th each year beginning on March 15, 2025, subject to Executive remaining employed with the Company through December 31st of the previous year.

Equity Compensation:

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Executive will be granted a stock option covering 200,000 shares of GIG common stock, with a per share exercise price equal to the closing price per share of the stock on the date of grant. The options will be granted under the Company’s 2023 Share Incentive Plan (the “Plan”). The options will be subject to all of the Company’s standard terms and conditions for stock options as reflected in the appliable plan and written option agreement, provided that the options (i) will vest in four equal installments: 25% each on the first business day of each quarter in 2024 (subject to Executive remaining employed with the Company through each vesting date) and as otherwise provided in the Grant Notice for the option, (ii) subject to such procedures as the NCG Committee may adopt from time to time, may be transferred to Executive’s spouse, children and/or grandchildren only (or to an estate planning entity for the benefit of such individuals only) and to no other person or entity, and (iii) to the extent vested, will be exercisable for its full 7 year maximum term notwithstanding any earlier termination of employment (but subject to earlier termination as provided in the Plan or option agreement, for example, on account of a change of control or other corporate transaction).
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On the first business day of each year of the Term, beginning in 2025, if the Executive is employed by the Company, the Executive shall be granted a stock option covering 50,000 shares of GIG common stock, with a per share exercise price equal to the closing price per share of the stock on the date of grant. The options will be granted under the Company’s share incentive plan in effect at the time. The options will be subject to all of the Company’s standard terms and conditions for stock options as reflected in the appliable plan and written option agreement, provided that the options (i) will vest upon the conclusion of the Term (subject to Executive remaining employed with the Company or serving on the Company’s Board of Directors through the conclusion of the Term) and as otherwise provided in the Grant Notice for the option, (ii) subject to such procedures as the NCG Committee may adopt from time to time, may be transferred to Executive’s spouse, children and/or grandchildren only (or to an estate planning entity for the benefit of such individuals only) and to no other person or entity, and (iii) to the extent vested, will be exercisable for its full 7 year maximum term notwithstanding any earlier termination of employment (but subject to earlier termination as provided in the share incentive plan in effect at the time or option agreement, for example, on account of a change of control or other corporate transaction).

Employee Benefits: While employed by the Company, Executive will be reimbursed (or the Company will directly pay) for (i) the reasonable expenses associated with a renting or leasing of a hotel or apartment for Executive in Philadelphia or in the Bala area, and (ii) Executive’s reasonable work-related transportation expenses between New York and Bala. Any such reimbursements will be subject to such policies as the Committee may determine from time to time. It is agreed that Executive will participate in any existing and future employee benefit plans, (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of the Company in accordance with the terms of those plans as in effect from time to time, including four (4) weeks of paid vacation per year.

Termination/Severance: Executive’s employment by and with the Company shall be terminable by the Company at-will in the sole discretion of the Board at any time whether with or without Cause or notice. In the event Executive’s employment by the Company is terminated by the Company prior to December 31st of any year, during the Term, other than in respect of a Cause Event or Executive’s death or disability, and Executive did not materially breach any of Executive’s material post-employment agreements with the Company, then Executive shall receive as severance an aggregate amount equal to (i) the balance of his Annual Base Salary through December 31st of that year prorated based on how many months he served in the role (i.e., if the termination occurs on June 30, 2024, Executive will receive $500,000 as the prorated balance of the Annual Base Salary, and (ii) the full Bonus Amount (i.e., $2,000,000), and such amounts shall be payable in one lump sum on the 60th day following the termination (the “Release Deadline”). Additionally, any granted, but unvested stock options covering shares of GIG common stock granted on or after January 1, 2025 shall vest and become exercisable. The Executive’s entitlement to severance and option vesting shall be subject to Executive timely providing an executed separation agreement containing a general release of claims in favor of the Company, GIG, and Fox Paine & Company, LLC, including in each case such companies’ and their respective affiliates’ officers, executives, agents, attorneys, advisors, members, managers, and employees in a form reasonably satisfactory to the Board and Fox Paine & Company, LLC (a “Separation and Release Agreement”), and not revoking the release of claims therein within any legally applicable revocation period, in each case prior to the Release Deadline. In the event that the Company terminates Executive’s employment for Cause, his employment terminates due to his death or disability, or Executive terminates his employment with the Company for any reason, Executive shall not be entitled to the severance payment or option vesting described above.

“Cause” or “Cause Event” shall mean for all purposes of this Agreement any one or more of the following: (i) conduct of Executive constituting fraud, dishonesty, malfeasance, gross incompetence, gross misconduct, or gross negligence, (ii) Executive being officially charged with or indicted for a felony criminal offense, (iii) Executive failing to follow the lawful written instructions of the Board or the Chairman, and (iv) Executive’s material violation of the Company’s governance rules, code of conduct, conflict of interest, or other similar Company policies applicable to Company employees generally or senior executives generally.

Restrictive Covenants: Executive has executed the Company’s (i) perpetual confidentiality and mutual non-disparagement agreements and (ii) two-year post-employment non-solicitation and non-competition agreements (the “Restrictive Covenant Agreement”), which will remain in full force and effect following termination of employment.

Arbitration: Any disputes between Executive and GIG and/or the Company or their respective affiliates (including any employee, officer, director, trustee, shareholder or benefit plan of GIG, Company, or either of their affiliates, in their capacity as such or otherwise) will be resolved by confidential binding “baseball” type arbitration under the Federal Arbitration Act (the “FAA”), which shall govern and apply to this arbitration agreement with full force and effect. Executive may only commence an action in arbitration, or assert counterclaims in an arbitration, on an individual basis and, thus, he hereby waives his right to commence or participate in any class or collective action(s) against the GIG, the Company, or any affiliates. Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, any and all disputes arising from or relating to this Agreement and/or Executive’s status as an executive of GIG, including, but not limited to, any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the New York Labor Code, the New York Workers’ Compensation Law, or the

Pennsylvania Human Relations Act, claims relating to employment status, classification and relationship with the Company, claims of wrongful termination, breach of contract, and any other statutory or common law claims. Executive also agrees to arbitrate any and all disputes arising out of or relating to the interpretation or application of this Agreement to arbitrate, but not disputes about the enforceability, revocability or validity of this Agreement to arbitrate or any portion hereof or the class, collective and representative proceeding waiver herein. With respect to all disputes that Executive agrees to arbitrate, Executive hereby expressly agrees to waive, and does waive, any right to a trial by jury. Executive further understands that this agreement to arbitrate also applies to any disputes that GIG, the Company, or their affiliates may have with Executive. Executive understands that nothing in this Agreement requires Executive to arbitrate claims that cannot be arbitrated under applicable law, including the Sarbanes-Oxley Act.

A.
Procedure. Executive agrees that any arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS rules”), including Rule 33 thereof governing baseball arbitration. The JAMS rules are available at http://www.jamsadr.com/rules-employment-arbitration/ and from human resources, provided, however, that the JAMS rules shall not contradict or otherwise alter the terms of this Agreement, including, but not limited to, the below cost sharing provision. The arbitration shall be before a single arbitrator who shall be a former federal or state court judge. The arbitrator shall apply the Federal Rules of Civil Procedure, except to the extent such Rules conflict with the JAMS rules. Executive understands that the parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, except as prohibited by law, and understands that each party shall separately pay its respective attorneys’ fees and costs. In the event that JAMS fails, refuses, or otherwise does not enforce the aforementioned arbitration cost-sharing provision, any party to the arbitration may commence an action to recover such amounts against the non-paying party in court and the non-paying party shall reimburse the moving party for the attorneys’ fees and costs incurred in connection with such action. Executive agrees that the arbitrator shall consider and shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss, prior to any arbitration hearing. The arbitrator shall issue a written decision on the merits and shall have the power to award any remedies available under applicable law. The decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The arbitrator shall apply substantive New York law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with substantive New York law, New York law shall take precedence. Executive agrees that arbitration under this agreement shall be conducted in New York, New York.
B.
Remedy. Except as prohibited by law or provided by this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive, GIG, and the Company. Accordingly, Executive, GIG, and the Company will not be permitted to pursue or participate in a court action regarding claims that are subject to arbitration.

C.
Availability of Injunctive Relief. Executive agrees that any party may also petition the court for injunctive relief where any party alleges or claims a violation of the Restrictive Covenant Agreement or any other agreement regarding trade secrets, confidential information, non-competition or non-solicitation. Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and the parties hereby consent to the issuance of an injunction without posting of a bond. In the event that any party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees without regard for the prevailing party in the final judgment, if any. Such attorneys’ fees and costs shall be recoverable on written demand at any time, including, but not limited to, prior to entry of a final judgment, if any, by the court, and must be paid within thirty (30) days after demand or else such amounts shall be subject to the accrual of interest at a rate equal to the maximum statutory rate.
D.
Administrative Relief. Executive understands that this Agreement does not prohibit him from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, applicable state agencies, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or the Workers’ Compensation Board. This agreement does, however, preclude Executive from pursuing a court action regarding any such claim, except as permitted by law.

Voluntary Nature of Agreement. Executive acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by GIG, the Company, or anyone else. Executive further acknowledges and agrees that he has carefully read this Agreement and that he has asked any questions needed for him to understand the terms, consequences, and binding effect of this Agreement and fully understands it, including that he is waiving his right to a jury trial. Finally, Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

Indemnification: The Company shall indemnify Executive to the fullest extent permitted at law for all acts undertaken by Executive in the course and scope of his employment as an officer of the Company or his role as a director of the Company, subject to the provisions of the Certificate of Incorporation of the Company and the By-laws of the Company in effect from time to time. Subject to approval by a majority vote of all disinterested directors of the Board or as otherwise required pursuant to the procedures set forth in § 13.1-701 of the Virginia Stock Corporation Act (the “VSCA”) or other applicable law, the Company shall advance to the Executive an amount equal to the reasonable attorney’s fees and expenses incurred by him to defend such matters, promptly after receipt of a request from Executive, reasonably itemized invoices for the fees and expenses, and a signed written statement and undertaking by the Executive that complies with VSCA § 13.1-699 and is in a form satisfactory to the disinterested Board members to repay any funds advanced as set forth therein. The Company may procure insurance with respect to the obligations provided in this section of the Agreement and shall provide such additional indemnification protection to the Executive as may be provided to other directors or key executive officers of the Company.

Notwithstanding the foregoing, the provisions of this section shall not apply to (i) the responsibility or liability of the Executive pursuant to any criminal statute or (ii) the liability of the Executive for the payment of taxes pursuant to local, state or federal law.

Deductions & Withholdings: Notwithstanding any contrary provision of this Agreement, all amounts payable under this Agreement are subject to, and will be reduced by, all appliable deductions and withholdings as may be required from time to time by law, governmental regulation, or order.

Excise Tax: If the benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to the Executive pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of the Executive’s excise tax liability and the amount required to be paid under this paragraph shall be made in writing by the independent auditors who are primarily used by the Company immediately prior to the change of control (the “Accountants”). For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations. The calculations and determinations by the Accountants shall be final and binding on all parties, absent manifest error.

Sole Agreement, Amendments, Waivers, & Consents: This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of Executive’s employment by the Company and supersedes all prior understandings, agreements or representations among Executive, Company, and GIG, including their affiliates, whether written or oral, relating to Executive’s employment by the Company (including, for the avoidance of doubt, the Original Agreement). This Agreement may only be amended, the provisions hereof may only be waived, and consents and any notices with respect hereto shall only be effective if the amendment, waiver, notice, or consent is evidenced by a written document (including email) that is executed by Executive and the Company and approved by the Board, in its sole discretion.

Severability: In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Counterparts: This Agreement may be executed in any number of counterparts by the parties hereto (including by means of telecopied signature pages or signature pages in “pdf” or a similar format sent as an attachment to an email message), each of which shall be deemed to be one and the same instrument.

Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

Certain Definitions: Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in Appendix B, “Definitions”.

(i) IRC 409A: It is the intent of the parties that all payments and/or other benefits provided under this Agreement be exempt from or otherwise comply with Section 409A of the U S. Internal Revenue Code of 1986, as amended and the regulations and official guidance issued thereunder , as each may be amended from time to time (collectively, ‘Section 409A”), so that none of the payments or other benefits provided hereunder will be subject to any adverse tax consequences of Section 409A. Notwithstanding anything to the contrary herein, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent so as to provide for exemption or compliance with Section 409A. With respect to any taxable reimbursements or in-kind benefits provided to Executive by the Company (i) all such reimbursements of eligible expenses shall be made on or prior to the last day of the Executive’s taxable year immediately following the taxable year in which such expenses were incurred, (ii) any right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of any such reimbursement or in kind benefit provided in any taxable year of the Executive shall not affect in any way the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive hereunder may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates. Each payment or other benefit provided hereunder is intended to constitute a separate payment for purposes of Section 409A. Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with this Agreement, and neither the Company nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(ii) Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a

“specified employee” as defined in Section 409A and the benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

Further Documentation: Should Company counsel reasonably determine that it would be beneficial for Executive and the Company to further document any of the provisions of this Agreement, the parties agree to execute such documentation, which shall not conflict with any of the provisions hereinabove.

[Signature page follows]

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the Amendment Effective Date:

GLOBAL INDEMNITY GROUP, LLC

By: /s/ Saul Fox

Saul Fox

Authorized Signatory

Date Executed:

EXECUTIVE

By: /s/ Joseph Brown

Joseph Brown

Date Executed: January 18, 2024